UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2004

Andrx Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-31475	65-1013859
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4955 Orange Drive, Davie, Florida		33314
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-584-0300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.02. Termination of a Material Definitive Agreement.

See the information contained in Item 2.05 below regarding Andrx Corporation’s ("Andrx") termination of its November 2003 Supply and Distribution Agreement with Pfizer Inc. ("Pfizer"), pursuant to which Andrx acquired the right to market Cardura® XL (the "Distribution Agreement").

Item 2.05. Costs Associated with Exit or Disposal Activities.

Given the ongoing losses from operations in Andrx’s brand products business segment (approximately $31 million during the first nine months of 2004), Andrx reevaluated its overall strategy and determined that a focus on its core generic pharmaceutical business and distribution business was advisable if circumstances permitted. As previously reported, a provision of the Distribution Agreement permitted either Andrx or Pfizer to terminate that agreement in the event the FDA failed to approve the marketing of Cardura XL by December 31, 2004.

Following Pfizer’s advice that FDA was unlikely to approve the marketing of Cardura XL by December 31, 2004, on December 22, 2004, the Board of Directors of Andrx approved a plan for Andrx to terminate the Distribution Agreement, and to exit the brand pharmaceutical business that was contingent upon the absence of FDA approval by December 31, 2004. Accordingly, on January 3, 2005, Andrx exercised its right under the Distribution Agreement to terminate that agreement, and thereby receive a refund of the $10 million Andrx paid to Pfizer in connection with the execution of the Distribution Agreement.

Andrx has engaged Banc of America Securities LLC to assist in the process of divesting or seeking strategic alternatives for its brand business unit, which is primarily a sales and marketing organization with a limited number of products. Andrx anticipates that this process will take approximately six months.

Andrx estimates that it will incur costs in the range of approximately $10 million to $19 million related to its decision to exit or dispose of its brand business unit. These costs include approximately $8 million to $14 million in personnel expenses, including retention, performance incentives and severance costs, and approximately $2 million to $5 million in contract termination costs, including facilities and equipment leases. All of these costs will result in cash expenditures. Andrx also anticipates that its brand business will continue to incur operating losses until the disposition of that business is complete.

Goodwill associated with the brand business unit has a carrying value of $26.3 million, as of September 30, 2004. In the unlikely event that Andrx is unable to dispose of its brand business unit for an amount that exceeds the carrying value of the brand business, Andrx would incur a non-cash charge related to the potential impairment of such goodwill.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release issued by Andrx Corporation on January 4, 2005

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Andrx Corporation

January 6, 2005	By:	Angelo C. Malahias

Name: Angelo C. Malahias
Title: President

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release